UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2007, Targacept, Inc. (the “Company”) entered into a product development and commercialization agreement with SmithKline Beecham Corporation, doing business as GlaxoSmithKline, and Glaxo Group Limited (together, “GSK”) that sets forth the terms of an alliance designed to discover, develop and market product candidates that selectively target specified neuronal nicotinic receptor (“NNR”) subtypes in five therapeutic focus areas—pain, smoking cessation, obesity, addiction and Parkinson’s disease. GSK is participating in the alliance through its Center of Excellence for External Drug Discovery, or CEEDD.

Under the agreement, GSK has agreed to make an initial payment of $35.0 million to the Company, which includes a non-refundable payment of $20.0 million and the purchase of 1,275,502 shares of the Company’s common stock, par value $0.001 per share, for an aggregate purchase price of $15.0 million pursuant to a stock purchase agreement between the Company and Glaxo Group Limited entered into in conjunction with the product development and commercialization agreement. In addition, the Company is eligible to receive up to $1.5 billion in future non-refundable payments from GSK, contingent on the achievement of specified discovery, development, regulatory and commercial milestones across the five therapeutic focus areas of the alliance, as well as tiered double-digit royalties dependent on sales achieved for any product licensed by GSK.

Under the agreement, the Company has agreed, for specified periods of time and at its sole expense, to use diligent efforts to conduct research activities designed to discover product candidates that target specified NNR subtypes, to develop the product candidate identified as the lead for each therapeutic focus area through a Phase 2 proof of concept trial and to develop up to two other product candidates for each therapeutic focus area to a specified stage of preclinical development. The Company is eligible to receive success-based milestone payments from GSK as the Company advances product candidates in each therapeutic focus area through preclinical and clinical development. The Company’s research and development activities in the alliance are to be overseen by a joint steering committee comprised of representatives of both the Company and GSK.

With respect to each therapeutic focus area in the alliance, if the Company achieves clinical proof of concept with respect to a lead product candidate, GSK would have an exclusive option for an exclusive license to that lead product candidate and up to two other product candidates in development in the alliance for the same therapeutic focus area on a worldwide basis. If GSK exercises its option and pays a non-refundable exercise fee, GSK would become responsible for using diligent efforts to conduct later-stage development and commercialization of the lead product candidate at its sole expense. GSK’s exclusive license would include all fields of use other than those indications that are the focus of the Company’s collaborative research and license agreement with AstraZeneca AB, which the Company entered into in December 2005. The indications that are the focus of the Company’s agreement with AstraZeneca include Alzheimer’s disease, cognitive deficits in schizophrenia, attention deficit hyperactivity disorder, other diseases and disorders characterized by cognitive impairment and schizophrenia.

The Company’s lead product candidates for pain are subject to the alliance. These product candidates are TC-2696, which is currently in a Phase 2 clinical trial in third molar extraction patients, and TC-6499, a preclinical product candidate that is currently planned for development for neuropathic pain. Under the agreement, if GSK’s option were to be triggered with respect to either or both of TC-2696 and TC-6499 and if GSK were to exercise the option, the Company would retain an option to co-promote those licensed products for pain to specialists and hospital-based physicians in the United States.

The Company’s ongoing Phase 2 clinical trial of TC-2696 in third molar extraction patients does not constitute a proof of concept trial under the agreement. Accordingly, if TC-2696 continues to be subject to a future option of GSK following completion of the third molar extraction trial, the Company would conduct a separate Phase 2 clinical trial of TC-2696 in another pain population designed to establish clinical proof of concept under the agreement. If GSK’s option were to be triggered with respect to TC-2696 and if GSK were to exercise the option, the Company would be required to pay the University of Kentucky Research Foundation a low single digit percentage of payments received from GSK with respect to TC-2696 and could also be required to pay two other university licensors a low single digit percentage of payments received from GSK with respect to TC-2696.

With respect to each licensed product that, at the time of first commercial sale in a particular country, is covered by an issued Targacept patent with adequate scope under the agreement, GSK’s royalty obligation with respect to sales of the product in the country generally would terminate upon the later of the expiration of the last Targacept patent with adequate scope or fifteen years after the first commercial sale of the product in the country. The royalty rate payable to the Company would be subject to reduction in specified circumstances under the agreement, including in any country if the product is no longer covered by a patent with adequate scope under the agreement in that country or if GSK licenses patent rights from any third party in circumstances in which such license is reasonably considered necessary to avoid the infringement of the third-party patent rights.

The Company has agreed that, for so long as it is required under the agreement to conduct research activities in a particular therapeutic focus area or for so long thereafter as there are any product candidates in development or being commercialized in the alliance, it will work in the alliance’s therapeutic focus areas exclusively with GSK with respect to product candidates with NNR-derived activity. The Company has also agreed to work exclusively with GSK with respect to product candidates that target the NNR subtypes specified for each therapeutic focus area under the agreement and with respect to product candidates with substantially the same mechanism of action, as defined in the agreement, as product candidates being developed or commercialized in the alliance, in each case for a specified period of time. Some or all of the Company’s exclusivity obligations would expire if GSK were to in-license from a third party a product candidate with NNR-derived activity for a therapeutic focus area of the alliance. GSK has agreed for a specified period of time not to conduct internal activities for any of the alliance’s therapeutic focus areas with respect to product candidates that target the NNR subtypes specified under the agreement for such therapeutic focus area.

If GSK does not exercise any of its options, or if the Company does not achieve clinical proof of concept in any of the therapeutic focus areas of the alliance within a specified period, the agreement would expire. Otherwise, the agreement would expire with respect to each licensed product and country upon the expiration of the payment obligations of GSK for that licensed product in that country and would expire in its entirety upon the expiration of the last payment obligation of GSK for the last licensed product in the last country.

Either the Company or GSK has the right to terminate the agreement if the other party becomes insolvent or commits an uncured material breach of the agreement, except that, if the uncured material breach is of a party’s diligence obligations with respect to a product candidate for a particular therapeutic focus area under the agreement, the other party’s right is only to terminate the

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agreement as applied to that therapeutic focus area. GSK also has the right to terminate the agreement without cause upon 90 days written notice, either in its entirety or as to any particular therapeutic focus area. The Company also has the right to terminate the agreement as to any particular therapeutic focus area, if GSK challenges the scope, validity or enforceability of certain patents that cover compounds in development in the alliance for that therapeutic focus area. In addition, the agreement can be terminated by the Company or any successor following a change of control of the Company that meets specified conditions, upon payment of a specified sum to GSK and the grant to GSK of a license to a specified number of product candidates then in development in each of the therapeutic focus areas of the alliance. The rights and obligations of the parties that survive termination of the agreement, including license grants, product candidates to which the license grants would apply and payment obligations, vary depending on the basis of the termination.

Item 3.02	Unregistered Sales of Equity Securities.

As described above, the Company entered into a stock purchase agreement on July 27, 2007 pursuant to which the Company issued and sold to Glaxo Group Limited on that date 1,275,502 shares of its common stock for an aggregate purchase price of $15.0 million. Under the terms of the agreement, the shares of common stock purchased by Glaxo Group Limited are restricted and may not be sold, transferred, pledged, hypothecated or otherwise disposed of to an unaffiliated third party prior to July 27, 2008.

The shares of common stock were offered and sold to Glaxo Group Limited in reliance on Section 4(2) of the Securities Act of 1933, as amended, based on representations made by the purchaser as to its sophistication in financial matters, access to material information, investment intent and status as an “accredited investor,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

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Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained in this current report regarding our future operations, financial position, revenues or costs, our strategies, prospects, plans, expectations or objectives, the possible therapeutic benefits of any of our product candidates, the success of our strategic alliances or the progress, timing or scope of research and development programs for our product candidates or related regulatory filings or clinical trials, other than statements of historical fact, are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. In some cases, words such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or other comparable words identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including our critical accounting policies and risks and uncertainties relating to: our ability to successfully discover and develop product candidates for the therapeutic focus areas of our alliance with GSK; the results of clinical trials and non-clinical studies and assessments with respect to our current and future product candidates in development in our alliance with GSK; the conduct of such trials, studies and assessments, including the performance of third parties that we engage to execute them and difficulties or delays in the completion of patient enrollment or data analysis; the timing and success of submission, acceptance and approval of regulatory filings for our current and future product candidates in development in our alliance with GSK; our ability to obtain substantial additional funding; and our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates and discoveries. Risks and uncertainties that we face are described in greater detail under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings that we make with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. We caution you not to place undue reliance on any forward-looking statement.

Any forward-looking statements in this current report represent our views only as of the date of this current report and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments may cause our views to change. Although we may elect to update these forward-looking statements publicly at some point in the future, whether as a result of new information, future events or otherwise, we specifically disclaim any obligation to do so, except as required by applicable law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: August 2, 2007	/s/ Alan A. Musso
Alan A. Musso
Vice President, Chief Financial Officer and Treasurer

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